UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 17, 2016

Defense Technologies International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-54851	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4730 South Fort Apache Road, Suite 300, Las Vegas, Nevada 89147
(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 520-9485

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms "company", "DTII,"  "we," "us," "our" and similar terminology are in reference to Defense Technologies International Corp.

Item  1.01   Entry into a Material Definitive Agreement.

Discussion of the new Patent License Agreement with Controlled Capture Systems is included under Item 1.02 below.

Item  1.02   Termination of a Material Definitive Agreement.

On October 5, 2015, we entered into an agreement to acquire 100% of Defense Technology Corporation, a privately held Colorado company ("DTC"), a developer of defense, detection and protection products to improve security for schools and other public facilities. On July 15, 2016, we executed documents intended to finalize the acquisition, subject to DTC's obligation to deliver to us DTC's audited financial statements that are necessary for DTII to complete its audited consolidated financial statements.

DTC has informed us that it is unable to complete the required audited financial statements. Accordingly, DTII will not be able to consolidate DTC's financial statements into our audited financial statements. After a thorough review of the situation and discussions with DTC, we have mutually agreed to rescind the acquisition of DTC and entered into a Rescission Agreement and Mutual Release, effective October 17, 2016.

Under the terms of the Rescission Agreement, the original Definitive Agreement to acquire DTC is rescinded and deemed null and void, together with any additional agreements, amendments, extensions or other contracts related to the Definitive Agreement. Also, the 100% owner of DTC retains his 100% ownership interest in DTC, no DTII shares will be issued pursuant to the Definitive Agreement and no assets will be transferred. Further, each of DTC and DTII agreed to mutually release the other party from any agreements, obligations, liabilities, claims and demands related to the Definitive Agreement.

In connection with executing the Rescission Agreement with DTII, DTC rescinded its agreement with the inventor and developer of the assets and technology related to the defense, detection and protection products that were the subject of the original Definitive Agreement. Thereafter, DTII entered into negotiations with the inventor with a view of licensing the technology.

License Agreement

Controlled Capture Systems, LLC, an Idaho limited liability company ("CCS") representing the inventor of the technology and assets previously acquired by DTC, entered into a rescission agreement with DTC. The agreement dated October 17, 2016 provided that the previous license agreement and independent contract agreement between DTC and CCS were terminated. Also, all debts and payments between the parties were deemed paid in full and all terms and conditions of the license agreement and independent contract agreement were terminated with no further force or effect. The parties further agreed that CCS would have the full and unencumbered right to enter into similar exclusive license agreements with any third party.

On October 19, 2016, DTII entered into a new Definitive Agreement with CCS that included a new exclusive Patent License Agreement and Independent Contractor Agreement. Under the agreements, CCS granted to DTII an exclusive license to the assets comprising the technology and products of the defense, detection and protection security products invented and developed by the inventor and CCS. Also, DTII agreed to pay certain outstanding liabilities of CCS and to also compensate investors that have provided funding for the development of CCS's technology with 4,000,000 shares of DTII common stock. Additionally, CCS will be entitled to receive 250,000 share of DTII common stock upon completed sale of 1,000 passive scanner units based on the CCS technology.

Under the license agreement, DTII acquires the world-wide exclusive rights and privileges to the CCS security technology, patents, products and improvements. DTII agrees to pay an initial licensing fee of $25,000 and to pay an ongoing royalty at the end of each six-month period at the rate of the greater of 5% of gross sales of products used or sold, or the minimum royalty payment of $25,000. The License Agreement also contains certain terms and conditions common in similar contracts.

The Independent Contractor Agreement between CCS and DTII provides that CCS will provide support for the development of the security technology and products. An initial payment of $5,000 is to be paid to CCS plus an ongoing hourly compensation for services provided.

The security products being developed by CCS are designed for personal and collateral protection. The proposed detection technology is intended to provide passive security scanning units for either walk-through or hand-held use. The units use electromagnets and do not emit anything (such as x-rays) through the subject. CCS is developing a prototype and expects to have a testing unit operational in the coming days. The units are intended to improve security for schools and other public facilities.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Rescission Agreement and Mutual Release

10.2	Definitive Agreement including Patent License Agreement and Independent Contractor Agreement

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Any "safe harbor under this Act does not apply to a "penny stock" issuer, which definition would include the Company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Defense Technologies International Corp.

Date: October 21, 2016	By: S/ Merrill W. Moses
Merrill W. Moses
President